Exhibit 4.1

THIS SUPPLEMENTAL INDENTURE dated as of March 31, 2021

BY AND AMONG:	CLS HOLDINGS USA, INC., a corporation governed by the laws of the State of Nevada (the “Corporation”)

AND:	ODYSSEY TRUST COMPANY, a trust company existing under the laws of the Province of Alberta (the “Trustee”)

WHEREAS:

A.         The Corporation and the Trustee executed a debenture indenture (the “Indenture”) dated as of December 12, 2018 providing for the issue of convertible debentures (the “Debentures”).

B.         At a meeting held on March 31, 2021 (the “Meeting”), the holders of the Debentures approved an Extraordinary Resolution to effect a change to the maturity date and to reduce the conversion price (the “Extraordinary Resolution”), as set out in the notice of the Meeting mailed to holders of Debentures of record as of March 5, 2021.

C.         Section 12.2 of the Indenture provides for the creation of indentures supplemental to the Indenture, including to give effect to the Extraordinary Resolution.

D.         The foregoing recitals are made as representations of the Corporation and not by the Trustee.

E.         The Trustee has agreed to enter into this Supplemental Indenture and to hold all rights, interests and benefits contained herein for and on behalf of those persons who are holders of Debentures issued pursuant to the Indenture as modified by this Supplemental Indenture from time to time.

NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

1.

This Supplemental Indenture is supplemental to the Indenture and the Indenture shall henceforth be read in conjunction with this Supplemental Indenture and all the provisions of the Indenture, except only insofar as the same may be inconsistent with the express provisions hereof, shall apply and have the same effect as if all the provisions of the Indenture and of this Supplemental Indenture were contained in one instrument and the terms and expressions used herein shall have the same meaning as is ascribed to the corresponding terms and expressions in the Indenture.

2.

On and after the date hereof, each reference to the Indenture, as amended by this Supplemental Indenture, “this Indenture”, “this indenture”, “herein”, “hereby”, “hereunder”, “hereof” and similar references, and each reference to the Indenture in any other agreement, certificate, document or instrument relating thereto, shall mean and refer to the Indenture as amended hereby. Except as specifically amended by this Supplemental Indenture, all other terms and conditions of the Indenture shall remain in full force and unchanged.

3.	Section 1.1 of the Indenture is amended to replace the definition of “Conversion Price” with the following:

“Conversion Price” means $0.30 per Unit, subject to adjustment in accordance with the provisions of Section 4.6;”

4.	Section 1.1 of the Indenture is amended to replace the definition of “Maturity Date” with the following:

“Maturity Date” means December 12, 2022;”

5.	References to “December 12, 2021” in Schedule 2.2 of the Indenture are replaced with “December 12, 2022”.

6.	Section 1.1 of the Indenture is amended to replace the definition of “Warrant” with the following:

“Warrant” has the meaning ascribed thereto in the Warrant Indenture”

7.	Section 1.1 of the Indenture is amended to replace the definition of “Warrant Indenture” with the following:

“Warrant Indenture” means the indenture between the Corporation and Odyssey Trust Company, as warrant agent, with respect to the Warrants, as such indenture may be amended from time to time;”

8.	Subsection 4.5 (1) of the Indenture is deleted in its entirety and replaced with the following:

“(1) At any time following the date that is 4 months and one day following the Issue Date, the Corporation may force the conversion of the principal amount of the then Outstanding Debentures at the Conversion Price on not less than 30 days’ notice (the “Mandatory Conversion Notice”) to the Holders in accordance with Section 11.2 and the Trustee and concurrently issuing a press release should the VWAP of the Common Shares be greater than $0.60 for any 10 consecutive trading days.”

9.	The following provision in Schedule 2.2 – Form of Debenture of the Indenture is deleted in its entirety:

“At any time following the date that is 4 months and one day following the Issue Date, the Corporation may force the conversion of the principal amount of the then Outstanding Debentures at the Conversion Price on not less than 30 days’ notice should the VWAP of the Common Shares be greater than $1.20 for any 10 consecutive trading days.”

and replaced with the following:

“At any time following the date that is 4 months and one day following the Issue Date, the Corporation may force the conversion of the principal amount of the then Outstanding Debentures at the Conversion Price on not less than 30 days’ notice should the VWAP of the Common Shares be greater than $0.60 for any 10 consecutive trading days.”

10.	The Indenture shall be and continue to be in full force and effect, unamended, except as provided herein, and the Corporation hereby confirms the Indenture in all other respects.

11.

This Supplemental Indenture shall be governed by and be construed in accordance with the laws of the Province of Alberta and shall be binding upon the parties hereto and their respective successors and assigns.

12.

This Supplemental Indenture may be simultaneously executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date set out at the top of the first page of this Supplement Indenture.

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IN WITNESS WHEREOF the parties hereto have executed this Supplemental Indenture under the hands of their proper officers in that behalf.

CLS HOLDINGS USA, INC.
By:	/s/ Jeffrey Binder
	Name:	Jeffrey Binder
	Title:	Chief Executive Officer and Director

ODYSSEY TRUST COMPANY, as Trustee
By:	/s/ Dan Sander
	Name:	Dan Sander
	Title:	Authorized Signatory

By:	/s/ Amy Douglas
	Name:	Amy Douglas
	Title:	Authorized Signatory